EXHIBIT 21.1

Coleman Cable, Inc. Subsidiaries

Subsidiary	Jurisdiction of Organization

CCI Enterprises, Inc.	Delaware
CCI International, Inc.	Delaware
Oswego Wire Incorporated	Texas

Copperfield, LLC	Minnesota
Spell Capital Corporation	Minnesota
Woods Industries (Canada) Inc.	Ontario, Canada